INDEPENDENT AUDITOR'S CONSENT

      We do hereby consent to the use of our report dated December 21, 2000 on the financial statements of ThermoElastic Technologies, Inc. (a Colorado corporation) included in and made part of the registration statement of ThermoElastic Technologies, Inc. dated February 8, 2001.


February 8, 2001

/s/ Moffitt & Company, P.C.
-----------------------------------
Certified Public Accountant


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